Exhibit 10.51

EXECUTION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 7th day of April 2009, by and between AMC Entertainment Inc., a Delaware corporation (the “Company”), and Robert Lenihan (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.                                    The Company desires to provide for the services of the Executive on the terms and conditions set forth in this Agreement.

B.                                      This Agreement shall govern the employment relationship between the Executive and the Company and supersedes and negates all previous agreements with respect to such relationship.

C.                                      The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                                     Retention and Duties.

1.1                               Retention. The Company does hereby hire, engage and employ the Executive beginning on a date to be mutually agreed, not later than May 4, 2009 (such actual date of employment commencement, the “Effective Date”), and concluding on the last day of the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2                               Duties. During the Period of Employment, the Executive shall serve the Company as its President of Film Programming and shall have the powers, authorities, duties and obligations of management usually vested in such position of a company of a similar size and similar nature as the Company, including responsibility for film selection and film rental negotiations, management of studio relationships, alternative content sourcing and development, film department management, and such other powers, authorities, duties and obligations commensurate with such positions as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Chief Executive Officer.

1.3                               No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4                               No Breach of Contract. The Executive hereby represents to the Company that: (i) except as set forth on Annex A hereto, the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) except as set forth on Annex A hereto, the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other Person; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5                               Location. The Executive’s principal place of employment shall be in Los Angeles, California. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.                                      Period of Employment. The “Period of Employment” shall be a period of two years commencing on the Effective Date and ending at the close of business on the second anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended, for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least ninety (90) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 17). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.                                      Compensation.

3.1                                Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly. The Executive’s Base Salary shall be at an annualized rate of four hundred and ten thousand dollars ($410,000). The Board (or a committee thereof) will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2                                Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment, except for the fiscal year ending in 2009 (“Incentive Bonus”); provided, that, except as provided in Section 5.3, the Executive must be employed by the Company at the time that the Company pays its annual bonuses to officers generally with respect to any such fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year (and, if the Executive is not so employed at such time, he shall not be considered to have “earned” any Incentive Bonus with respect to the fiscal year in question). Any Incentive Bonus shall be paid to the Executive at the same that that the Company pays its annual bonuses to officers generally with respect to such fiscal year. The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). The target Incentive Bonus for each fiscal year during the Period of Employment shall equal 50% of the Base Salary. The Executive acknowledges that any Incentive Bonus or other bonus received by the Executive shall be subject to mandatory repayment by the Executive if the payment was based on materially inaccurate financial statements or performance metrics. The Executive’s Incentive Bonus (if any) for the fiscal year in which the Effective Date occurs will be pro-rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days in that fiscal year that occur on and after the Effective Date and the denominator of which is the total number of days in the entire fiscal year.

3.3                                Stock Option Grant.

At the meeting of the Company’s Compensation Committee that follows the Effective Date, the Executive will be considered for a stock option grant on terms and conditions that are comparable to stock option grants for similarly situated executive officers.

4.                                      Benefits.

4.1                               Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2                               Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.3                               Relocation Expenses. The Company shall reimburse the Executive for costs incurred in connection with the shipment and packaging of his household goods (excluding perishable items) and personal effects from San Francisco, California to Los Angeles, California by a Company-designated shipper. Reimbursement of the shipping expenses is subject to receipt by the Company of applicable documentation and compliance with applicable Company policies in effect from time to time. In addition, the Company shall reimburse the Executive for reasonable costs incurred for two round trips to Los Angeles, California from either San Francisco, California or Kansas City, Missouri to search for a home. Reimbursement of such travel is subject to receipt by the Company of applicable documentation and compliance with applicable Company policies in effect from time to time. The Company shall also pay an allowance of $7,500 to cover miscellaneous relocation items not specifically enumerated.

4.4                               Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be fifteen (15) days per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other Executives of the Company.

4.5                               Limited Indemnification.

(a)                                  The Executive represents and warrants that as of the date hereof, he is bound by that certain employment agreement, by and between Village Roadshow Gold Class Cinemas LLC and the Executive dated as of June 1, 2008 (the “VRGCC Agreement”) and that such agreement is governed by the laws of the state of California. Pursuant to Section 4 (Employment Exclusive) and 6(h) of Exhibit A of the VRGCC Agreement, the Executive shall not “become financially interested in or associated with, directly or indirectly, any Exhibition Business” and generally may not “engage in any Exhibition Business” for any person other than Village Roadshow Gold Class Cinemas LLC and its affiliates (the “Noncompete Provision”). In reliance on the foregoing representation and warranty, if Village Roadshow Gold Class Cinemas LLC alleges a claim or cause of action that the Noncompete Provision has been breached as a direct result of the Executive’s execution of this Agreement and the Executive’s performance of duties hereunder (the “Claim”), the Company agrees to indemnify and hold harmless the Executive against any and all expenses actually and reasonably incurred during the Period of Employment directly arising out of the Executive’s defense of such Claim (the “Indemnification”). The Executive agrees to use his best efforts to defend the Claim, subject to the Company’s control of such defense, and, if requested by the Company, to assign to the Company the Executive’s defense of the Claim. Any counsel employed to defend the Claim shall be chosen by the Company, if the Company so desires. The Executive shall consent to the entry of judgment, admit liability with respect to or settle any Claim at the direction of and in the sole discretion of the Company.

(b)                                The amounts incurred by the Executive during any calendar year that are eligible for reimbursement pursuant to this Section 4.5 shall not affect the amounts incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder.

The reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred. The right to receive reimbursement hereunder is not subject to liquidation or exchange for another benefit.

(c)                                The provisions of this Section 4.5(e) shall control notwithstanding anything to the contrary in the foregoing provisions of this Section 4.5. The Company has agreed to provide the Executive with the Indemnification during the Period of Employment based on the accuracy of the representations and warranties set forth in Section 4.5(a). Upon the Executive’s termination or separation for any reason, the Executive’s right to Indemnification hereunder shall automatically end on the Severance Date, and any reimbursements then owed to the Executive on such date shall be paid as soon as reasonably practicable following the Severance Date. The maximum amount for which the Company shall be obligated pursuant to this Section 4.5 is $410,000.

5.                                      Termination.

5.1                               Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2                               Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 17); provided, however, that in the case of a termination with Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the termination with Good Reason.

5.3                               Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)                                   The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5):

(b)                                  If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination, the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to two times his Base Salary. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twenty-four (24) consecutive months, with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal 1 /24th of the Severance Benefit.)

(c)                                   Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 or under any other agreement that imposes restrictions with respect to the Executive’s activities at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit; provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, standing alone, for the Executive’s release contemplated by Section 5.4.

(d)                                  The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of any benefits otherwise due terminated employees under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Executive’s rights to continued health coverage under COBRA; or (lii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4                               Release; Exclusive Remedy.

(a)                                   This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to payment of the Severance Benefit, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company and its Affiliates with a valid, executed general release agreement in a form acceptable to the Company (which form shall be substantially in the same form as that attached hereto as Exhibit A), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)                                  The Executive agrees that the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5                               Certain Defined Terms.

(a)                                  As used herein, “Accrued Obligations” means:

(i)                                    any Base Salary that had accrued but had not been paid on or before the Severance Date;

(ii)                                 any Incentive Bonus for a completed fiscal year that has not yet been paid, to the extent the Executive is eligible for any such Incentive Bonus for such fiscal year; and

(iii)                              any reimbursement due to the Executive pursuant to Section 4.2 or Section 4.3 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)                                 As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include any entity that would not otherwise be an Affiliate of the Company but for its ownership by any of J.P. Morgan Partners (BHCA), Apollo Investment Fund V, L.P., Bain Capital Investors, LLC, The Carlyle Group Partners III Loews, L.P., Spectrum Equity Investors, or their successors or related investment funds.

(c)                                  As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)                                     the Executive has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)                                  the Executive has engaged in acts of fraud, dishonesty, gross negligence or other misconduct including abuse of controlled substances, that is injurious to the Company, its Affiliates or any of their customers, clients or employees;

(iii)                               the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board, in either case, that is not remedied by the Executive within fifteen (15) days after written notice thereof has been delivered to the Executive; or

(iv)                              any breach by the Executive of any provision of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates including the Code of Ethics or another material written policy.

(d)                                 As used herein, “Good Reason” shall mean a termination of the Executive’s employment by means of resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i)                                     a material diminution in the Executive’s rate of Base Salary;

(ii)                                  a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)                               a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or

(iv)                              a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within thirty (30) days after the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the termination of the Executive’s employment with the Company shall not constitute a termination with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a termination with Good Reason.

(e)                                   As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f)                                     As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a termination with Good Reason.

(g)                                  As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)                                 As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6                               Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7                               Limitation on Benefits.

(a)                                  To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards or incentives) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall submit for the vote of the stockholders of the Company (the “Stockholders”) the payments to the Executive in a manner that complies with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. It shall be a prerequisite to the Company’s obligations under this Section 5.7(a) that the Executive shall have executed a valid waiver in a form reasonably satisfactory to the Company and sufficient to enable the Stockholders’ approval to have the effect that no payments to the Executive would be subject to the excise tax under Section 4999 of the Code. If the exemption described in Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder does not apply, then the procedures set forth in Section 5.7(b) and Section 5.7(c) hereof shall apply.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Total Payments would be subject to Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments that complies with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 5.7(b) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(c)                                  Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(b) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that any Total Payment made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code, then the Executive shall promptly repay to the Company the amount of any such Underpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

5.8                               Section 409A.

(a)                                   If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to the Severance Benefit until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall apply only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.8(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(b)                                  It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409 A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Nothing contained herein is intended to provide a guarantee of tax treatment to the Executive.

6.                                      Protective Covenants.

6.1                               Confidential Information; Inventions.

(a)                                 The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)                                As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii)

products or services, (iii) fees, costs, compensation and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)                                  As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2                               Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twenty-four (24) months following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business; provided, however, that the restrictions set forth in this Section 6.2 shall not be applicable if the Executive is no longer employed by reason of the Company’s providing notice that it desires to not extend, or further extend, as the case may be, the Period of Employment pursuant to Section 2. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States or elsewhere in the world where the Company or any of its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Severance Date competes, with the Company or any of its Affiliates in any of its or their businesses, including, without limitation, theatrical exhibition, digital cinema, internet ticketing and virtual box office for theatrical exhibitions, IMAX or other three dimensional screened entertainment, pre-show content, cinema or lobby advertising products, meeting and event services or special in-theater events. Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation, (ii) providing services to a Person otherwise engaged in a Competing Business, provided the Executive provides no services to any business operated, managed or controlled by such Person that causes such Person to constitute a Competing Business, or (iii) providing services to a Person the business or businesses of which are unrelated to theatrical exhibition.

6.3                               Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4                               Non-Solicitation of Customers. During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5                               Nondisparagement. The Executive acknowledges and agrees that he will not defame, disparage or publicly criticize, directly or through another Person, the services, business or reputation of the Company or any of its officers, directors, partners, employees, Affiliates or agents in either a professional or personal manner either during his employment with the Company or thereafter.

6.6                               Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7                               Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or any similar provision, as the case may be, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

6.8                               The Executive agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

7.                                      Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.                                      Successors and Assigns.

8.1                               This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

8.2                               This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.

9.                                      Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.                               Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.                               Governing Law; Arbitration; Waiver of Jury Trial.

11.1                        THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION

OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.2                        Except for the limited purpose provided in Section 16, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties. The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration. Nothing in this Section 11 shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

11.3                        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.                               Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.                               Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, the term sheet prepared in connection herewith. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding the foregoing integration provisions, the Executive acknowledges having received and read the

Company’s Code of Ethics and agrees to conduct himself in accordance therewith as in effect from time to time.

14.                               Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.                               Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.                               Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

17.                               Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit on a weekday with a reputable overnight courier service.

if to the Company:

AMC Entertainment Inc.

920 Main Street

Kansas City, MO 64105

Facsimile: (816) 480-4700

Attn:     Board of Directors

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10019

Facsimile: (212) 326-2061

Attn:                    Ilan S. Nissan, Esq.

Christian C. Nugent, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company with a copy to:

David F. Crutcher, Esq.

4040 Civic Center Drive, Suite 200

San Rafael, CA 94903

18.                              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.                              Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of April 7, 2009.

“COMPANY”

AMC Entertainment Inc.

By:	/s/ Gerardo I. Lopez
Name: Gerardo I. Lopez
Title: Chief Executive Officer

“EXECUTIVE”

/s/ Robert Lenihan
Robert Lenihan

Exhibit A

FORM OF RELEASE(1)

1.                                        Release by Executive. Robert Lenihan (the “Executive”), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue AMC ENTERTAINMENT HOLDINGS, INC. (“Holdings”), MARQUEE HOLDINGS INC., a Delaware corporation (“Marquee”), AMC ENTERTAINMENT INC., a Delaware corporation (“AMCE,” and collectively with Holdings and Marquee, the “Company”), its and their divisions, subsidiaries, parents, or affiliated corporations, and each of its and their employees, officers and directors, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected, in whole or in part, with the Executive’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of, in whole or in part, any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this release agreement (this “Agreement”), including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to the Executive pursuant to the benefits due to the Executive in connection with the execution and delivery of this Release Agreement pursuant to his employment agreement with AMCE dated as of April 7, 2009 by and between the Company and the Executive. In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

2.                                        Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”). Accordingly, the Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

(1) Subject to revision to the extent advisable based on changes in law or legal interpretation.

4.                                        ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:

(a)          In return for this Agreement, he will receive consideration beyond that to which he would have been entitled had he not entered into this Agreement;

(b)         He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)          He was given a copy of this Agreement on [               , 20    ] and informed that he had twenty-one (21) days within which to consider the Agreement; and

(d)         He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

5.                                        No Transferred Claims. The Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person other than the Company any released matter or any part or portion thereof.(2)

[Continued on the next page.]

(2) Company reserves the right to request a separate release from the Executive’s spouse at the time of execution.

2

The undersigned has read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declares under penalty of perjury under the laws of the State of [Delaware] that the foregoing is true and correct.

EXECUTED this               day of              20    , at                                County, [State].

[State].

“Executive”

Robert Lenihan

Acknowledged and agreed:

AMC ENTERTAINMENT HOLDINGS, INC., on behalf of itself and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:
Name:
Title:

3

Annex A

No Breach of Contract

As of April 7, 2009, Executive is employed by Village Roadshow Gold Class Cinemas LLC (“VRGCC”). Executive’s employment obligations to VRGCC are memorialized in an employment agreement that was effective as of June 1, 2008 (the “VRGCC Agreement”). Sections 4 and 6(h) of Exhibit A to the VRGCC Agreement provides generally that until May 31, 2011 Executive may not become employed by any employer other than a VRGCC affiliate, and specifically may not engage in the exhibition business for any other employer. The Company has been provided the text of those sections, and hereby acknowledges receipt thereof.

Upon advice of counsel, Executive is of the view that Sections 4 and 6(h) of Exhibit A of the VRGCC Agreement are void as a matter of California law (the applicable law for the VRGCC Agreement) to the extent it would otherwise operate to prevent Executive from accepting employment with the Company. Specifically California Business and Professions Code Section 16600 states that ‘every contract by which anyone is restrained from engaging in a lawful profession, trade or business of any kind is to that extent void.’

Therefore, Executive represents and warrants as to the matters set forth in clauses (i) and (iii) of Section 1.4 of this Agreement.